Exhibit 99.1

For more information:

Mike Campbell, 816-842-8181

investorrelations@inergyservices.com

Inergy Reports Third Quarter Results

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Management to Host Conference Call Today at 10 a.m. CT

Kansas City, MO (August 2, 2012) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the quarter ended June 30, 2012, the third quarter of fiscal 2012. These results of operations are presented on a consolidated basis including the results of Inergy Midstream, L.P.

As discussed below, on August 1, 2012, Inergy closed on its definitive agreement to contribute its retail propane operations to Suburban Propane Partners, L.P. (NYSE:SPH) (“SPH”).

Inergy reported Adjusted EBITDA of $54.4 million for the quarter ended June 30, 2012, an increase of $12.0 million, or approximately 28%, from $42.4 million for the quarter ended June 30, 2011. Included in Adjusted EBITDA is a one-time business interruption insurance recovery amount of approximately $3.6 million received this quarter from an occurrence in our midstream operations in December 2010. Net loss was $17.7 million for the quarter ended June 30, 2012, and $35.5 million in the same quarter of last year.

For the nine-month period ended June 30, 2012, Adjusted EBITDA decreased approximately 17% to $279.1 million from $335.5 million for the same prior-year period. Net income was $22.7 million for the nine months ended June 30, 2012, and $39.6 million in the same prior-year period.

“Today’s announcement of the closing of the contribution of our retail propane operations to Suburban Propane is a major milestone for the partnership,” said John Sherman, President and CEO of Inergy. “Our investors participate in propane industry consolidation through the transaction, and Inergy’s balance sheet is strengthened considerably. From a position of financial strength and flexibility, we look forward to executing on our midstream growth strategy on behalf of our unitholders.”

Quarterly Results

In the quarter ended June 30, 2012, retail propane gallon sales were 38.9 million gallons compared to 45.7 million gallons sold in the same quarter of the prior year. Retail propane gallon sales in the current period were negatively impacted by the above-average temperatures experienced in our areas of operations as well as customer conservation. Retail propane gross profit, excluding certain items as discussed below, was $48.3 million for the quarter ended June 30, 2012, compared to $49.0 million for the quarter ended June 30, 2011. Items excluded from retail propane gross profit are certain non-cash charges of $0.5 million and $0.1 million, respectively, and depreciation and amortization. Gross profit (excluding depreciation and amortization) from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $25.3 million in the quarter ended June 30, 2012, compared to $23.3 million for the same quarter in the prior year.

Gross profit (excluding depreciation and amortization) from midstream operations increased to $57.0 million for the quarter ended June 30, 2012, from $44.8 million for the same quarter in the prior year.

For the quarter ended June 30, 2012, operating and administrative expenses increased to $83.1 million compared to $77.4 million in the same period of fiscal 2011.

Year-to-Date Results

For the nine-month period ended June 30, 2012, there were 222.0 million retail propane gallons sold compared to 282.5 million gallons sold during the same period in the prior year. Retail propane gallon sales in the current period were negatively impacted by the above average temperatures experienced in our areas of operations. Weather during the nine months ended June 30, 2012, was approximately 21% warmer than the prior year period and approximately 20% warmer than normal. Retail propane gross profit, excluding certain items as discussed below, was $262.0 million for the nine months ended June 30, 2012, compared to $345.6 million for the nine months ended June 30, 2011. Items excluded from retail propane gross profit as discussed are certain non-cash gains of $0.1 million and $0.2 million, respectively, and depreciation and amortization. Gross profit (excluding depreciation and amortization) from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $85.7 million in the nine months ended June 30, 2012, compared to $85.8 million for the same prior-year period.

Gross profit (excluding depreciation and amortization) from midstream operations increased to $162.9 million for the nine months ended June 30, 2012, from $133.1 million in the prior year.

For the nine months ended June 30, 2012, operating and administrative expenses increased to $247.1 million compared to $243.6 million in the same period of fiscal 2011.

Inergy and Inergy Midstream, L.P. (NYSE:NRGM) will host a joint conference call and internet webcast today August 2, 2012, at 10 a.m. Central Time to discuss the results of operations for the quarter ended June 30, 2012, and its business outlook. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 15034986.

Recent Events

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.375 per limited partner unit ($1.50 annually) for the quarter ended June 30, 2012. The distribution will be paid on August 14, 2012.

As previously announced, Inergy closed on its definitive agreement and contributed its retail propane operations to SPH in exchange for consideration of approximately $1.8 billion. Under the terms of the agreement, Inergy received approximately 14.2 million SPH common units; and SPH exchanged $1.187 billion of Inergy’s outstanding senior notes for $1.0 billion of new SPH senior notes and cash paid to note holders tendering in the exchange. Inergy has agreed to distribute approximately 14.1 million of the SPH common units it received to Inergy unitholders on a pro rata basis at a future record date to be determined by the board of directors of NRGY’s managing general partner, which management expects to occur within the next 30-45 days.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Inergy Midstream’s assets are located in the Northeast region of the United States.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Nine Months Ended June 30, 2012 and 2011

(in millions, except unit and per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Propane	$203.7	$220.4	$1,132.3	$1,187.9
Other	167.9	168.3	570.3	517.3

	371.6	388.7	1,702.6	1,705.2

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	148.2	164.0	851.2	819.1
Other	93.3	107.7	340.7	321.4

	241.5	271.7	1,191.9	1,140.5

Expenses:
Operating and administrative	83.1	77.4	247.1	243.6
Depreciation and amortization	38.2	48.0	136.6	141.8
Loss on disposal of assets	2.2	0.5	5.8	3.1

Operating income (loss)	6.6	(8.9)	121.2	176.2

Other income (expense):
Interest expense, net	(22.8)	(27.2)	(73.2)	(87.5)
Early extinguishment of debt	(1.7)	(0.2)	(26.6)	(49.6)
Other income	0.1	1.1	1.5	1.2

Income (loss) before income taxes	(17.8)	(35.2)	22.9	40.3
Benefit (provision) for income taxes	0.1	(0.3)	(0.2)	(0.7)

Net income (loss)	(17.7)	(35.5)	22.7	39.6
Net (income) loss attributable to non-controlling partners	(4.1)	—	(7.8)	28.2

Net income (loss) attributable to partners	$(21.8)	$(35.5)	$14.9	$67.8

Total limited partners’ interest in net income (loss)	$(21.8)	$(35.5)	$14.9	$67.8

Net income (loss) per limited partner unit:
Basic (j)	$(0.15)	$(0.32)	$0.17	$0.67

Diluted	$(0.17)	$(0.32)	$0.11	$0.60

Weighted average limited partners’ units outstanding (in thousands):
Basic	125,818	112,538	124,698	101,215

Diluted	125,818	112,538	131,556	113,077

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Supplemental Information:
Retail gallons sold	38.9	45.7	222.0	282.5

Cash and cash equivalents			$4.9	$158.6

Outstanding debt:
Inergy credit agreement:
Term loan facility			$—	$300.0
Revolving loan facility			170.2	—
Inergy senior unsecured notes			1,200.8	1,466.1
Inergy fair value hedge adjustment on senior unsecured notes			—	4.8
Inergy net bond/swap discount (e) (f)			10.8	(4.3)
Inergy other debt			2.0	1.2
NRGM credit facility (h)			324.2	—

Total debt			$1,708.0	$1,767.8

Total partners’ capital			$1,229.9	$1,283.7

Limited partner units outstanding (in thousands):
Common units			125,827	119,087
Class B units (g)			5,882	11,963

Total common and Class B limited partner units			131,709	131,050

EBITDA:
Net income (loss)	$(17.7)	$(35.5)	$22.7	$39.6
Interest expense, net	22.8	27.2	73.2	87.5
Early extinguishment of debt	1.7	0.2	26.6	49.6
Provision (benefit) for income taxes	(0.1)	0.3	0.2	0.7
Depreciation and amortization	38.2	48.0	136.6	141.8

EBITDA (a)	$44.9	$40.2	$259.3	$319.2

Non-cash (gain) loss on derivative contracts	0.5	0.1	(0.1)	(0.2)
Long-term incentive and equity compensation expense	3.6	1.5	9.8	4.4
Loss on disposal of assets	2.2	0.5	5.8	3.1
Transaction costs	3.2	0.1	4.3	9.0

Adjusted EBITDA (a)	$54.4	$42.4	$279.1	$335.5

Distributable cash flow:
Adjusted EBITDA (a)	$54.4	$42.4	$279.1	$335.5
Cash interest expense (b)	(21.1)	(25.6)	(68.2)	(82.7)
Maintenance capital expenditures (c)	(2.5)	(4.1)	(9.3)	(9.8)
Income tax benefit (expense)	0.1	(0.3)	(0.2)	(0.7)
Inergy Midstream distributions declared and paid for minority unitholders ( i)	(7.1)	—	(14.7)	—

Distributable cash flow (d)	$23.8	$12.4	$186.7	$242.3

EBITDA:
Net cash provided by operating activities	$58.7	$8.7	$253.2	$130.5
Net changes in working capital balances	(28.5)	9.9	(63.1)	77.7
Non-cash early extinguishment of debt	(1.7)	—	(10.0)	(11.2)
Provision for doubtful accounts	(1.4)	(2.4)	(1.8)	(2.6)
Amortization of deferred financing costs, swap premium and net bond discount	(1.2)	(1.9)	(3.9)	(5.7)
Long-term incentive and equity compensation expense	(3.6)	(1.5)	(9.8)	(4.4)
Loss on disposal of assets	(2.2)	(0.5)	(5.8)	(3.1)
Deferred income tax	0.4	0.2	0.5	0.2
Interest expense, net	22.8	27.2	73.2	87.5
Early extinguishment of debt	1.7	0.2	26.6	49.6
Provision (benefit) for income taxes	(0.1)	0.3	0.2	0.7

EBITDA	$44.9	$40.2	$259.3	$319.2

Non-cash (gain) loss on derivative contracts	0.5	0.1	(0.1)	(0.2)
Long-term incentive and equity compensation expense	3.6	1.5	9.8	4.4
Loss on disposal of assets	2.2	0.5	5.8	3.1
Transaction costs	3.2	0.1	4.3	9.0

Adjusted EBITDA	$54.4	$42.4	$279.1	$335.5

(a)	EBITDA is defined as income (loss) before taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships. Subsequent to the Inergy Midstream, L.P. initial public offering, this amount includes the distributable cash flow of Inergy Midstream except that which has been paid or declared payable to the public unitholders of Inergy Midstream.

(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.

(f)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

(g)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units will pay distributions in kind rather than in cash for a certain period of time. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.

(h)	Inergy and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the NRGM Credit Facility.

(i)	The amount of distributions for the three and nine months ended June 30, 2012, includes amounts that are to be received by Inergy Midstream’s minority unitholders based on the $0.38 distribution per limited partner unit declared on July 26, 2012. The amount of distributions for the nine months ended June 30, 2012, also includes the $0.04 and $0.37 distributions per limited partner unit paid to Inergy Midstream’s minority unitholders on February 14, 2012, and May 15, 2012, respectively.

(j)	Basic net income applicable to partners’ common interest is increased for the disproportionate ownership of Class B units in the undistributed earnings relative to their ownership of distributed earnings. This impact resulted in an increase to basic net income per limited partner unit of $0.02 and $0.05 for the three and nine month periods ended June 30, 2012, respectively.